Exhibit 99.1

Janus Henderson Announces Appointment of Alison Davis to Board of Directors

LONDON – 16 February 2021 – Janus Henderson Group plc (NYSE/ASX: JHG, ‘Janus Henderson’, ‘the Company’) announces the appointment of Alison Davis as an Independent Non-Executive Director, effective today. Ms Davis will serve as a member of the Board’s Audit Committee, Nominating and Corporate Governance Committee and Risk Committee.

Ms Davis, who is based in the US, brings to the Board extensive financial leadership experience as a corporate executive and years of consulting experience as a strategic advisor. In addition, she has significant governance experience having served on boards of directors of both public and private companies. She is an active investor in growth companies and a best-selling author on the topics of technology and innovation.

The Company’s Chairman, Mr Richard Gillingwater, said: “We are pleased to welcome Alison to the Board and look forward to benefitting from her strong insights and unique perspectives. Throughout her career, Alison has been a trusted advisor to firms in financial services, as well as held leadership roles as a corporate executive and as a board director for US and global companies. Her broad industry knowledge, experience as an investor and expertise in technology and innovation will complement the Board’s existing mix of skills and experience.”

Ms Davis’ appointment brings the Company's total number of directors to ten, nine of whom are Independent Non-Executive Directors.

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About Alison Davis

Ms Davis is co-founder and Managing Partner of Fifth Era Financial LLC, which invests in and incubates early stage technology enabled companies. From 2004 to 2010, she was the Managing Partner of Belvedere Capital, a regulated bank holding company and private equity firm focused on investing in US banks and financial services firms. From 2000 to 2003, Ms Davis was Chief Financial Officer of Barclays Global Investors (now BlackRock), the world’s largest institutional investment firm with more than US$1.5 trillion of assets under management. Earlier in her career, Ms Davis spent 14 years as a strategy consultant and advisor to Fortune 500 CEOs, boards and executive teams with McKinsey & Company, and as a practice leader with A.T. Kearney where she built and led the global Financial Services Practice.

She is currently a Non-Executive Director on two public company boards: SVB Financial Group, Inc., the parent company of Silicon Valley Bank, and Fiserv, Inc., a payments and financial technology company. She also serves on the board of privately held data intelligence company Collibra, Inc. as Chair of its Audit Committee. In addition, Ms Davis serves as Chair of the Advisory Board for Blockchain Capital, a venture firm in the blockchain industry and is an advisor to Bitwise, a cryptocurrency asset manager. Ms Davis received a BA Honours and a Master’s in Economics from Cambridge University, and an MBA from the Stanford Graduate School of Business.

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping investors achieve long-term financial goals through a broad range of investment solutions, including equities, fixed income, quantitative equities, multi-asset and alternative asset class strategies.

At 31 December 2020, Janus Henderson had approximately US$402 billion in assets under management, more than 2,000 employees, and offices in 26 cities worldwide. Headquartered in London, the company is listed on the New York Stock Exchange (NYSE) and the Australian Securities Exchange (ASX).

Investor enquiries
Jim Kurtz Co-Head Investor Relations (US)	+1 (303) 336 4529 jim.kurtz@janushenderson.com

Melanie Horton Co-Head Investor Relations (non-US)	+44 (0) 20 7818 2905 melanie.horton@janushenderson.com

Investor Relations	investor.relations@janushenderson.com

Press enquiries
North America: Sarah Johnson Director, Media Relations & Corp Comms	+1 (720) 364 0708 sarah.johnson@janushenderson.com
EMEA: Stephen Sobey Head of Media Relations	+44 (0) 20 7818 2074 stephen.sobey@janushenderson.com

Sarah de Lagarde Global Head of Communications	+44 (0) 20 7818 2626 sarah.delagarde@janushenderson.com